Exhibit 4.2

EXECUTION VERSION

SALESFORCE.COM, INC., as Issuer

and

U.S. BANK NATIONAL ASSOCIATION, as Trustee

3.250% Senior Notes due 2023

And

3.700% Senior Notes due 2028

First Supplemental Indenture

Dated as of April 11, 2018

to

Indenture dated as of April 11, 2018

- i -

FIRST SUPPLEMENTAL INDENTURE, dated as of April 11, 2018 (“First Supplemental Indenture”), to the Indenture dated as of April 11, 2018 (as amended, modified or supplemented from time to time in accordance therewith, other than with respect to a particular series of debt securities that are not the Notes, the “Base Indenture” and, as amended, modified and supplemented by this First Supplemental Indenture, the “Indenture”), by and between SALESFORCE.COM, INC. (the “Company”), and U.S. BANK NATIONAL ASSOCIATION, as trustee (the “Trustee”).

Each party agrees as follows for the benefit of the other party and for the equal and ratable benefit of the Holders of the Notes:

WHEREAS, the Company has duly authorized the execution and delivery of the Base Indenture to provide for the issuance from time to time of senior debt securities to be issued in one or more series as provided in the Base Indenture;

WHEREAS, the Company has duly authorized the execution and delivery, and desires and has requested the Trustee to join it in the execution and delivery, of this First Supplemental Indenture in order to establish and provide for the issuance by the Company of a series of Securities designated as its 3.250% Senior Notes due 2023 (the “2023 Notes”) and a series of Securities designated as its 3.700% Senior Notes due 2028 (the “2028 Notes,” and together with the 2023 Notes, the “Notes”), on the terms set forth herein;

WHEREAS, Section 2.01 of the Base Indenture provides that a supplemental indenture may be entered into by the parties for such purpose without the consent of any Holders; and

WHEREAS, all things necessary to make this First Supplemental Indenture a valid and binding agreement of the parties, in accordance with its terms, and a valid amendment of, and supplement to, the Base Indenture with respect to the Notes have been done.

NOW, THEREFORE:

ARTICLE 1

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.01.    Definitions. Capitalized terms used herein and not otherwise defined herein have the meanings assigned to them in the Base Indenture. The words “herein”, “hereof” and “hereby” and other words of similar import used in this First Supplemental Indenture refer to this First Supplemental Indenture as a whole and not to any particular section hereof.

As used herein, the following terms have the specified meanings:

“2023 Notes” has the meaning specified in the recitals of this First Supplemental Indenture.

“2023 Par Call Date” has the meaning set forth in Section 4.02(a).

“2028 Notes” has the meaning specified in the recitals of this First Supplemental Indenture.

“2028 Par Call Date” has the meaning set forth in Section 4.02(a).

“Acquisition” means the acquisition of MuleSoft, Inc. by the Company or any of the Company’s Subsidiaries.

“Additional Notes” has the meaning specified in Section 3.04 of this First Supplemental Indenture.

“Attributable Debt” means, with respect to any Sale and Leaseback Transaction, at the time of determination, the lesser of:

(1)    the fair value of the Principal Property subject to such a transaction (as determined in good faith by the Board of Directors); and

(2)    the present value (discounted at a rate per annum equal to the average interest borne by all outstanding Notes under the Indenture determined on a weighted-average basis and compounded semiannually) of the obligations of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items that do not constitute payments for property rights) during the term of the related lease. In the case of any lease that is terminable by the lessee upon the payment of a penalty, such present value shall be the lesser of (i) the present value determined assuming termination upon the first date such lease may be terminated (in which case the present value shall also include the amount of the penalty, but shall not include any rent that would be required to be paid under such lease subsequent to the first date upon which it may be terminated) or (ii) the present value assuming no such termination.

“Base Indenture” has the meaning specified in the recitals of this First Supplemental Indenture.

“Business Day” means, with respect to any Note, any calendar day that is not a Saturday or a Sunday or a day on which banking institutions in the City of New York (or any other place of payment with respect to such Note) are authorized or required by law, regulation or executive order to close.

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Company or one of its Subsidiaries; or (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), including any group defined as a “person” for the purpose of Section 13(d)(3) of the Exchange Act, other than the Company or its Subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the then-outstanding number of shares of Voting Stock of the Company; provided, however, that a person shall not be deemed beneficial owner of, or to own beneficially, (A) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of the Affiliates of such person until such tendered securities are accepted for purchase or exchange thereunder, or (B) any securities if such beneficial ownership (i) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act, and (ii) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act. Notwithstanding the foregoing, a transaction will not be considered to be a Change of Control if (a) the Company becomes a direct or indirect wholly owned subsidiary of another Person and (b) either (i) the shares of the Voting Stock of the Company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of such Person immediately after giving effect to such transaction or (ii) immediately following such transaction, no person (other than a person satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such Person.

“Change of Control Offer” has the meaning set forth in Section 4.04(a).

“Change of Control Payment Date” has the meaning set forth in Section 4.04(a).

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Rating Event.

“Company” means the Person specified as the “Company” in the recitals of this First Supplemental Indenture until a successor replaces it pursuant to the applicable provisions of the Indenture, and thereafter “Company” shall mean such successor.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed pursuant to Section 4.02 (assuming, for this purpose, that the Notes to be redeemed matured on the applicable Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes (assuming, for this purpose, that the Notes to be redeemed matured on the applicable Par Call Date).

“Comparable Treasury Price” means, with respect to any Redemption Date pursuant to Section 4.02 hereof, (1) the arithmetic average of the applicable Reference Treasury Dealer Quotations for such Redemption Date after excluding the highest and lowest such Reference Treasury Dealer Quotations or (2) if the Company obtains fewer than four applicable Reference Treasury Dealer Quotations, the arithmetic average of all applicable Reference Treasury Dealer Quotations for such Redemption Date.

“Consolidated Net Worth” means, as of the time of determination, stockholders’ equity as reflected on the Company’s most recent consolidated balance sheet prepared as of the end of a fiscal quarter in accordance with GAAP that the Company shall have most recently filed with the SEC (or, if the Company is not required to so file, as reflected on its most recent consolidated balance sheet prepared in accordance with GAAP) prior to the time at which Consolidated Net Worth is being determined. The calculation of Consolidated Net Worth shall give pro forma effect to any acquisition by or disposition of assets of the Company or any of its Subsidiaries involving the payment or receipt by the Company or any of its Subsidiaries, as applicable, of consideration (whether in the form of cash or non-cash consideration) in excess of $500,000,000 that has occurred since the end of such fiscal quarter, as if such acquisition or disposition (and any incurrence of indebtedness in connection therewith) had occurred on the last day of such fiscal quarter.

“Consolidated Total Assets” means, as of the time of determination, total assets as reflected on the Company’s most recent consolidated balance sheet prepared as of the end of a fiscal quarter in accordance with GAAP that the Company shall have most recently filed with the SEC (or, if the Company is not required to so file, as reflected on its most recent consolidated balance sheet prepared in accordance with GAAP) prior to the time at which Consolidated Total Assets is being determined. The calculation of Consolidated Total Assets shall give pro forma effect to any acquisition by or disposition of assets of the Company or any of its Subsidiaries involving the payment or receipt by the Company or any of its Subsidiaries, as applicable, of consideration (whether in the form of cash or non-cash consideration) in excess of $500,000,000 that has occurred since the end of such fiscal quarter, as if such acquisition or disposition had occurred on the last day of such fiscal quarter.

“Continuing Entity” has the meaning set forth in Section 5.03(a)(i).

“Corporate Trust Office” means the designated office of the Trustee at which at any time its corporate trust business relating to this First Supplemental Indenture shall be administered, which office at the date hereof is located at 633 West Fifth Street, 24th Floor, Los Angeles, CA 90071, Attention: P. Oswald (salesforce.com, inc.), or such other address as the Trustee may designate from time to time by notice to the Holders and the Company, or the principal corporate trust office of any successor trustee (or such other address as such successor trustee may designate from time to time by notice to the Holders and the Company).

“Depositary” means DTC or any successor designated by the Company pursuant to the Indenture.

“Event of Default” has the meaning set forth in Section 5.04.

“Extended Termination Date” has the meaning set forth in Section 4.03(a).

“First Supplemental Indenture” has the meaning specified in the recitals of this First Supplemental Indenture.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“Global Note” means Notes that are Global Securities (as defined in the Base Indenture).

“Indebtedness” means, with respect to any Person, debt (other than Non-recourse Obligations) of such Person for borrowed money.

“Indenture” has the meaning specified in the recitals of this First Supplemental Indenture.

“Independent Investment Banker” means J.P. Morgan Securities LLC or Merrill Lynch, Pierce, Fenner & Smith Incorporated and any of their respective successors or their respective Affiliates as the Company may appoint from time to time; provided, however, that if any of the foregoing ceases to be a Primary Treasury Dealer, the Company may substitute another Primary Treasury Dealer.

“Initial 2023 Notes” has the meaning set forth in Section 3.01(b).

“Initial 2028 Notes” has the meaning set forth in Section 3.01(b).

“Initial Notes” has the meaning set forth in Section 3.01(b).

“Interest Payment Date”, when used with respect to any Note, means the Stated Maturity of an installment of interest on such Note.

“Investment Grade Rating” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor Rating Categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor Rating Categories of S&P); and the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by the Company.

“Lien” means any lien, security interest, pledge, mortgage, conditional sale or other title retention agreement or other similar encumbrance.

“Long-Term Indebtedness” means any Indebtedness having a stated maturity more than 12 months from the date of application of Sale and Leaseback Transaction proceeds to the repayment or retirement thereof or which is extendible at the option of the obligor thereon to a date more than 12 months from the date of such application.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Non-recourse Obligation” means indebtedness (A) substantially related to (1) the acquisition of assets not previously owned by the Company or any of its Subsidiaries or (2) the financing of a project involving the development or expansion of properties of the Company or any of its Subsidiaries, or (B) renewing, refinancing, replacing or extending any of the types of indebtedness referred to in the preceding clause (A), in each case, as to which the obligee with respect to such indebtedness has no recourse to the Company or its assets other than the assets that were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof); provided that indebtedness will not fail to qualify as Non-recourse Obligations solely because the Company has indemnified any such obligee against damages resulting from or is otherwise obligated to such obligee in respect of exceptions to non-recourse liability in general usage (as determined in good faith by the Board of Directors, or any Senior Officer) in the relevant industry at the time such indebtedness is incurred (such as fraud, waste, misapplication of funds, failure to maintain insurance coverage and environmental liability).

“Notes” has the meaning specified in the recitals of this First Supplemental Indenture.

“Notice of Default” has the meaning specified in Section 5.04(c).

“Par Call Date” has the meaning specified in Section 4.02(a).

“Primary Treasury Dealer” means a primary U.S. Government securities dealer in the United States of America.

“principal” of a Note means the principal amount of the Note.

“Principal Property” means the land, improvements, buildings and fixtures constituting any research and development facility or service and support facility that is real property located within the territorial limits of the United States (excluding its territories and possessions and Puerto Rico) owned or leased by the Company and having a net book value which, on the date of determination as to whether a Property is a Principal Property is being made, exceeds 2% of Consolidated Total Assets, other than (a) any such facility as any of the Board of Directors determines in good faith is not of material importance to the total business conducted, or assets owned, by the Company and its Subsidiaries, taken as a whole, and (b) the Company’s principal corporate offices or primary campuses (it being understood that as of the date of the issuance of the Initial Notes, the Company’s campus located in San Francisco, California comprises the Company’s principal corporate offices).

“Property” means any property or asset, whether real, personal or mixed, or tangible or intangible, including shares of capital stock.

“Rating Agency” means (1) each of Moody’s and S&P, so long as such entity makes a rating of the Notes publicly available and (2) if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by the Company (as certified by a resolution of the Board of Directors) as a replacement agency for Moody’s or S&P, or both, as the case may be.

“Rating Category” means (i) with respect to Moody’s, any of the following categories: Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); (ii) with respect to S&P, any of the following categories: BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); and (iii) the equivalent of any such category of Moody’s or S&P used by another Rating Agency. In determining whether the rating of the Notes has decreased by one or more gradations, gradations within rating categories (1, 2 and 3 for Moody’s; + and - for S&P; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB- to B+, will constitute a decrease of one gradation).

“Rating Event” means, with respect to a series of Notes, the rating on such series of Notes is lowered by both Rating Agencies and such Notes are rated below an Investment Grade Rating by both Rating Agencies, in any case on any day during the period (which period will be extended so long as the rating of such series of Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) commencing upon the first public notice of the occurrence of a Change of Control or the Company’s intention to effect a Change of Control and ending 60 days following the consummation of a Change of Control.

“Redemption Date”, with respect to any Note or portion thereof to be redeemed, means the date fixed for such redemption by or pursuant to the Indenture or such Note.

“Reference Treasury Dealer” means each of J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated and any of their respective successors or Affiliates as the Company may appoint from time to time (provided, however, that if any of them ceases to be a Primary Treasury Dealer, the Company may substitute therefor another Primary Treasury Dealer) and any other Primary Treasury Dealers selected by the Company, and each of their respective Affiliates or successors as the Company may appoint from time to time.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the arithmetic average, as determined by the Company, of the bid and asked prices for the applicable Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer as of 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

“Regular Record Date”, for the interest payable on any Interest Payment Date on the Notes of any Series, means the date specified for that purpose herein.

“Remaining Scheduled Payments” means, with respect to any Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related Redemption Date if such note matured on the applicable Par Call Date but for such redemption; provided, however, that, if such Redemption Date is not an Interest Payment Date with respect to such Note, the amount of the next scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such Redemption Date.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“Sale and Leaseback Transaction” means any arrangement with any Person (not including the Company or any of its Subsidiaries) or to which any such lender or investor is a party, providing for the leasing by the Company of any Principal Property which has been or is to be sold or transferred, by the Company to such Person.

“Senior Officer” means the Company’s chief executive officer, any president, any vice president, the chief financial officer, the treasurer, any assistant treasurer, the secretary or any assistant secretary.

“Special Mandatory Redemption” has the meaning set forth in Section 4.03(a).

“Special Mandatory Redemption Date” has the meaning set forth in Section 4.03(b).

“Special Mandatory Redemption Price” has the meaning set forth in Section 4.03(a).

“Special Mandatory Redemption Trigger Date” has the meaning set forth in Section 4.03(a).

“Stated Maturity” means, when used with respect to any Note or any installment of principal thereof or interest thereon, the date specified in such Note as the fixed date on which the principal of such Note or such installment of principal or interest is due and payable.

“Subsidiary” means any corporation or other entity of which at least a majority of the outstanding capital stock or other equity interests having by the terms thereof ordinary voting power to elect a majority of the directors, managers or trustees of such corporation or other entity, irrespective of whether or not at the time capital stock or other equity securities of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency, is at the time, directly or indirectly, owned or controlled by the Company or by one or more of its Subsidiaries, or by the Company and one or more of its Subsidiaries.

“Treasury Rate” means, with respect to any Redemption Date pursuant to Section 4.02 hereof, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the third Business Day immediately preceding that Redemption Date) of the applicable Comparable Treasury Issue. In determining this rate, the Company will assume a price for the applicable Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such Redemption Date.

“Voting Stock” means, with respect to any specified Person as of any date, the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors or managers of such Person (or if such Person is a partnership, the board of directors or other governing body of the general partner of such Person).

Section 1.02.    Conflicts with Base Indenture. In the event that any provision of this First Supplemental Indenture limits, qualifies or conflicts with a provision of the Base Indenture, such provision of this First Supplemental Indenture shall control.

ARTICLE 2

FORM OF NOTES

Section 2.01.    Form of Notes. The Notes shall be substantially in the forms of Exhibit A-1 and Exhibit A-2 hereto, which are hereby incorporated in and expressly made a part of the Indenture.

ARTICLE 3

THE NOTES

Section 3.01.    Amount; Series; Terms. (a) There is hereby created and designated two series of Securities under the Base Indenture: the title of the 2023 Notes shall be “3.250% Senior Notes due 2023” and the title of the 2028 Notes shall be “3.700% Senior Notes due 2028.” The changes, modifications and supplements to the Base Indenture effected by this First Supplemental Indenture shall be applicable only with respect to, and govern the terms of, the Notes and shall not apply to any other series of Securities that may be issued under the Base Indenture unless a supplemental indenture or Authorizing Resolution with respect to such other series of Securities or Officer’s Certificate establishing such series of Securities specifically incorporates such changes, modifications and supplements.

(b)    The aggregate principal amount of 2023 Notes that initially may be authenticated and delivered under this First Supplemental Indenture (the “Initial 2023 Notes”) shall be limited to $1,000,000,000, and the aggregate principal amount of 2028 Notes that initially may be authenticated and delivered under this First Supplemental Indenture (the “Initial 2028 Notes,” and together with the Initial 2023 Notes, the “Initial Notes”) shall be limited to $1,500,000,000, subject, in each case, to increase as set forth in Section 3.04.

(c)    The Stated Maturity of the 2023 Notes, on which principal thereof is due and payable, shall be April 11, 2023 and the Stated Maturity of the 2028 Notes, on which principal thereof is due and payable, shall be April 11, 2028. The Notes shall be payable and may be presented for payment, purchase, redemption, registration of transfer and exchange at the office of the Company maintained for such purpose, which shall initially be the Corporate Trust Office of the Trustee.

(d)    The 2023 Notes shall bear interest at the rate of 3.250% per annum and the 2028 Notes shall bear interest at the rate of 3.700% per annum, in each case beginning on

April 11, 2018 or from the most recent date to which interest has been paid or duly provided for, as further provided in the forms of Notes annexed hereto as Exhibit A-1 or Exhibit A-2. Interest shall be computed on the basis of a 360-day year composed of twelve 30-day months. The Interest Payment Dates for the Notes shall be April 11 and October 11 of each year, beginning on October 11, 2018, and the Regular Record Date for any interest payable on each such Interest Payment Date shall be the immediately preceding March 26 and September 26, respectively; provided that upon the Stated Maturity of the principal of the Notes, interest shall be payable on such Stated Maturity from the most recent date to which interest has been paid or duly provided, and shall include the required payment of principal or premium, if any. If any Interest Payment Date, Stated Maturity or other payment date with respect to the Notes is not a Business Day, the required payment of principal, premium, if any, or interest will be due on the next succeeding Business Day as if made on the date that such payment was due, and no interest will accrue on that payment for the period from and after that Interest Payment Date, Stated Maturity or other payment date, as the case may be, to the date of that payment on the next succeeding Business Day.

(e)    The Notes of each Series will be initially issued in the form of one or more Global Notes, deposited with the Trustee, as custodian for the Depositary or its nominee, duly executed by the Company and authenticated by the Trustee as provided in the Base Indenture.

(f)    Payment of principal of and premium, if any, and interest on a Note that is a Global Security registered in the name of or held by the Depositary or its nominee will be made in immediately available funds to the Depositary or its nominee, as the case may be, as the Holder of such Global Security. If the Notes are no longer represented by a Global Security, payment of interest on certificated Notes in definitive form may, at the Company’s option, be made by (i) check mailed directly to Holders of such Notes at their registered addresses or (ii) upon request of any Holder of at least $1,000,000 principal amount of Notes, wire transfer to an account located in the United States maintained by the payee.

Section 3.02.    Denominations. The Notes of each Series shall be issuable only in registered form without coupons and only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Section 3.03.    Book-entry Provisions for Global Securities.

(a)    Except for the circumstances described in Article Two of the Base Indenture, no Global Security may be exchanged in whole or in part for Notes registered, and no transfer of a Global Security in whole or in part may be registered, in the name of any Person other than the Depositary for such Global Security or a nominee thereof.

Section 3.04.    Additional Notes. The Company may, without notice to or consent of the Holders of the Notes, create and issue pursuant to the Indenture additional Notes (“Additional Notes”) having the same terms as, and ranking equally and ratably with, the Notes of either Series, except for the issue date, the public offering price and, if applicable, the payment of interest accruing prior to the issue date of such Additional Notes and the first payment of interest following the issue date of such Additional Notes; provided that if such Additional Notes are not fungible with the applicable series of Initial Notes for U.S. federal income tax purposes, such Additional Notes will have a separate CUSIP number. Such Additional Notes may be consolidated and form a single Series with, and will have the same terms as to ranking, redemption, waivers, amendments or otherwise as, the applicable Series of Notes, and will vote together as one class on all matters with respect to such Series of Notes.

ARTICLE 4

REDEMPTION OR REPURCHASE OF SECURITIES

Section 4.01.    Applicability of Base Indenture. Subject to Section 1.02 hereof, the provisions of Article Three of the Base Indenture, as supplemented by the provisions of this First Supplemental Indenture, shall apply to redemptions of the Notes pursuant to Section 4.02 hereof.

Section 4.02.    Optional Redemption. (a) At any time before March 11, 2023, in the case of the 2023 Notes (the “2023 Par Call Date”), and before January 11, 2028, in the case of the 2028 Notes (the “2028 Par Call Date”, and together with the 2023 Par Call Date, a “Par Call Date”), Notes of such Series shall be redeemable, as a whole or in part, at the Company’s option, at a redemption price equal to the greater of (i) 100% of the aggregate principal amount of the Notes to be redeemed or (ii) the sum of the present values of the Remaining Scheduled Payments, discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus 10 basis points, in the case of the 2023 Notes, and 15 basis points, in the case of the 2028 Notes, plus, in the case of each of clause (i) or (ii), accrued and unpaid interest thereon to, but not including, the Redemption Date for such Notes.

(b)    On or after the 2023 Par Call Date, in the case of the 2023 Notes, and the 2028 Par Call Date, in the case of the 2028 Notes, Notes of such series shall be redeemable, as a whole or in part, at the Company’s election, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon to, but not including, the Redemption Date for such Notes.

(c)    Unless the Company defaults in the payment of the redemption price and accrued interest, if any, on and after the Redemption Date for the Notes to be redeemed, interest will cease to accrue on such Notes.

Section 4.03.    Special Mandatory Redemption of the 2023 Notes. (a) If (x) the consummation of the Acquisition does not occur on or before April 20, 2019 (the “Extended Termination Date”) or (y) the Company notifies the Trustee that the Company will not pursue the consummation of the Acquisition (the earlier of the date of delivery of such notice described in clause (y) and the Extended Termination Date, the “Special Mandatory Redemption Trigger Date”), the Company will be required to redeem the 2023 Notes then outstanding (such redemption, the “Special Mandatory

Redemption”) at a redemption price equal to 101% of the principal amount of the 2023 Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding the Special Mandatory Redemption Date (as defined below) (the “Special Mandatory Redemption Price”).

(b)    In the event that the Company becomes obligated to redeem the 2023 Notes pursuant to the Special Mandatory Redemption, the Company will promptly, and in any event not more than ten Business Days after the Special Mandatory Redemption Trigger Date, deliver notice to the Trustee and the registered Holders of the 2023 Notes of the Special Mandatory Redemption and the date upon which such notes will be redeemed (the “Special Mandatory Redemption Date”, which date shall be no later than the third Business Day following the date of such notice) together with a notice of Special Mandatory Redemption for the Trustee to deliver to each registered Holder of 2023 Notes to be redeemed. At the request of the Company, delivered to the Trustee at least one Business Day prior to the date such notice is to be sent (or such shorter period as the Trustee may agree), the Trustee will promptly mail, or deliver electronically if such Notes are held by a Depositary (including, without limitation, DTC) in accordance with such Depositary’s customary procedures, such notice of Special Mandatory Redemption to each registered Holder of 2023 Notes to be redeemed at its registered address. Unless the Company defaults in payment of the Special Mandatory Redemption Price, on and after such Special Mandatory Redemption Date, interest will cease to accrue on the 2023 Notes to be redeemed.

(c)    Notwithstanding the foregoing, installments of interest on the 2023 Notes that are due and payable on Interest Payment Dates falling on or prior to the Special Mandatory Redemption Date will be payable on such Interest Payment Dates to the registered Holders as of the close of business on the relevant Regular Record Dates in accordance with the 2023 Notes and the Indenture.

Section 4.04.    Repurchase of Notes Upon a Change of Control. (a) If a Change of Control Repurchase Event occurs with respect to a Series of Notes, unless the Company shall have exercised its right to redeem such Notes as described in Section 4.02 of this First Supplemental Indenture, the Company will be required to make an offer (the “Change of Control Offer”) to each Holder of Notes of such Series to repurchase all or any part (equal to $2,000 or in integral multiples of $1,000 in excess thereof) of that Holder’s Notes of such Series at a repurchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased up to, but not including, the date of repurchase. Within 30 days following any Change of Control Repurchase Event with respect to the Notes or, at the option of the Company, prior to any Change of Control, but after the public announcement of the transaction that constitutes or may constitute a Change of Control, the Company will electronically deliver or mail a notice to Holders of the applicable Series of Notes, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase the Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is electronically delivered or mailed (the “Change of Control Payment Date”). The notice shall, if electronically delivered or mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the Change of Control Payment Date.

(b)    On the Change of Control Payment Date, the Company will, to the extent lawful:

(i)    accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(ii)    deposit with the Paying Agent an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered; and

(iii)    deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

(c)    The Paying Agent will promptly deliver to each Holder of Notes properly tendered the payment for the Notes, and the Trustee will promptly authenticate and deliver (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered.

(d)    Notwithstanding the foregoing, the Company will not be required to make an offer to repurchase Notes in connection with a Change of Control Repurchase Event if a third party makes such an offer in the manner and at the times and otherwise in compliance with the requirements hereunder for an offer made by the Company and such third party purchases all Notes validly tendered and not withdrawn under its offer.

(e)    If Holders of not less than 95% in aggregate principal amount of the applicable outstanding Series of Notes validly tender and do not withdraw such Notes in an offer to repurchase the Notes in connection with a Change of Control Repurchase Event and the Company purchases all Notes validly tendered and not withdrawn by such Holders, the Company will have the right, upon not less than 30 nor more than 60 days’ prior written notice to the Holders of Notes and the Trustee, given not more than 30 days following the Change of Control Payment Date, to redeem all Notes that remain outstanding following such purchase at a redemption price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the Redemption Date.

(f)    The Company will comply with the requirements of Section 14e-1 of the Exchange Act and any other securities laws and regulations thereunder to the extent that those laws and regulations are applicable in connection with the repurchase of Notes as a result of Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations this Section 4.04 by virtue of compliance with such securities laws and regulations.

(g)    Notwithstanding anything to the contrary in the Indenture or otherwise, for the avoidance of doubt, the Company’s obligation to repurchase Notes upon a Change of Control Repurchase Event may be waived by the Holders of not less than a majority in aggregate principal amount of the outstanding Notes affected by such waiver.

ARTICLE 5

COVENANTS AND REMEDIES

Section 5.01.    Limitation on Liens. (a) If the Company incurs, assumes or guarantees any Indebtedness and that Indebtedness is secured by a Lien on any of the Principal Properties of the Company, the Company will secure the Notes equally and ratably with, or prior to, such secured Indebtedness, so long as such secured Indebtedness shall be so secured.

(b)    The foregoing restrictions shall not apply, however, to:

(i)    Liens on Property of a Person existing at the time such Person is merged into or consolidated with the Company or any of the Company’s subsidiaries, at the time such Person becomes a Subsidiary of the Company, or at the time of a sale, lease, or other disposition of all or substantially all of the Properties or assets of a Person to the Company or to any of the Company’s Subsidiaries; provided that such Lien was not incurred in anticipation of the merger, consolidation, sale, lease or other disposition;

(ii)    Liens on Property existing at the time of acquisition by the Company of such Property (which may include Property previously leased by the Company or any of its Subsidiaries and leasehold interests on such Property; provided that the lease terminates prior to or upon the acquisition);

(iii)    Liens on Property to secure the payment of all or any part of the cost of acquisition, construction, development or improvement of such Property, or to secure Indebtedness incurred to provide funds for any such purpose; provided that the commitment of the creditor to extend the credit secured by any such Lien shall have been obtained not later than 18 months after the later of (a) the completion of the acquisition, construction, development or improvement of such Property or (b) the placing in operation of such Property;

(iv)    Liens in favor of the Company or any of its Subsidiaries;

(v)    Liens existing on the date of issuance of the Initial Notes;

(vi)    Liens created to secure the Notes;

(vii)    Liens incurred in connection with pollution control, industrial revenue or similar financings;

(viii)    Liens on Property in favor of the United States of America or any state thereof, or in favor of any other country, or any department, agency,

instrumentality or political subdivision thereof (including, without limitation, security interests to secure Indebtedness of the pollution control or industrial revenue type) in order to permit the Company or any of the Company’s Subsidiaries to perform a contract or to secure Indebtedness incurred for the purpose of financing all or any part of the purchase price for the cost of constructing or improving the Property subject to such security interests or which is required by law or regulation as a condition to the transaction of any business or the exercise of any privilege, franchise or license;

(ix)    any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Indebtedness secured by any Lien referred to in clauses (i) through (viii) or (x), inclusive; provided that (1) such extension, renewal or replacement Lien shall be limited to all or part of the same Property that secured the Lien extended, renewed or replaced (plus improvements on such Property, and plus any Property relating to a specific project, the completion of which is funded pursuant to clause 2(b) below), and (2) the Indebtedness secured by such Lien at such time is not increased (other than (a) by an amount equal to any related financing costs (including, but not limited to, the accrued interest and premium, if any, on the Indebtedness being refinanced) and (b) where an additional principal amount of Indebtedness is incurred to provide funds for the completion of a specific project or Property that is subject to a Lien securing the Indebtedness being extended, refinanced or renewed, by an amount equal to such additional principal amount); or

(x)    Liens created in substitution of any Liens permitted by clauses (i) through (ix), inclusive; provided that, (1) based on a good faith determination of a Senior Officer, the Principal Property encumbered by such substitute or replacement Lien is substantially similar in nature to the Principal Property encumbered by the otherwise permitted Lien that is being replaced, and (2) the Indebtedness secured by such Lien at such time is not increased (other than (a) by an amount equal to any related financing costs (including, but not limited to, the accrued interest and premium, if any, on the Indebtedness being refinanced) and (b) where an additional principal amount of Indebtedness is incurred to provide funds for the completion of a specific project or property that is subject to a Lien securing the Indebtedness being extended, refinanced or renewed, by an amount equal to such additional principal amount).

(c)    Notwithstanding the restrictions set forth in Section 5.01(a) and Section 5.01(b), the Company may incur secured Indebtedness that would otherwise be subject to such restrictions without equally and ratably securing the Notes; provided that, after giving effect to such secured Indebtedness, the outstanding aggregate principal amount of all such secured Indebtedness (not including Liens permitted under clauses (i) through (x) of Section 5.01(b)), together with all Attributable Debt outstanding pursuant to Section 5.02(b), does not exceed the greater of (i) 25% of Consolidated Net Worth calculated as of the date of the creation or incurrence of the Lien and (ii) 25% of Consolidated Net Worth calculated as of the date of issuance of the Initial Notes. The Company may also, without equally and ratably securing the Notes, create or incur Liens that renew, substitute or replace (including successive renewals, substitutions or replacements), in whole or in part, any Lien permitted pursuant to the preceding sentence.

Section 5.02.    Limitation on Sale and Leaseback Transactions. (a) The Company will not enter into any Sale and Leaseback Transaction for the sale and leasing back of any Principal Property of the Company, unless:

(i)    such transaction was entered into prior to the date of issuance of the Initial Notes;

(ii)    such transaction was for the sale and leasing back to the Company or any of its Subsidiaries of any Property by one of the Company’s Subsidiaries;

(iii)    such transaction involves a lease for not more than three years (or which may be terminated by the Company or its Subsidiaries within a period of not more than three years);

(iv)    the Company would be entitled to incur Indebtedness secured by a Lien with respect to such sale and leaseback transaction without equally and ratably securing the Notes pursuant to Section 5.01(b);

(v)    the effective date of any such arrangement or the purchaser’s commitment therefor is within 365 days prior or subsequent to the acquisition of such Principal Property (including, without limitation, acquisition by merger or consolidation) or the completion of construction and commencement of full operation thereof, whichever is later; or

(vi)    the Company applies an amount equal to the net cash proceeds from the sale of such Principal Property to the purchase of other Property used or useful in its business or to the prepayment or retirement of Long-Term Indebtedness or Non-recourse Obligations of the Company or any of its Subsidiaries within 12 months before or after the effective date of any such Sale and Leaseback Transaction; provided that, in lieu of applying such amount to the retirement of Long-Term Indebtedness, the Company may deliver debt securities (which may include the Notes) to the applicable trustee for cancellation, such debt securities to be credited at the cost thereof to it.

(b)    Notwithstanding the restrictions set forth in Section 5.02(a), the Company may enter into any Sale and Leaseback Transaction which would otherwise be subject to the foregoing restrictions, if after giving effect thereto the aggregate amount of all Attributable Debt with respect to such transactions (not including Attributable Debt permitted under clauses (i) through (v) of Section 5.02(a)), together with all outstanding aggregate principal amount of all secured Indebtedness incurred pursuant to Section 5.01(c), does not exceed the greater of (i) 25% of Consolidated Net Worth calculated as of the closing date of such Sale and Leaseback Transaction and (ii) 25% of Consolidated Net Worth calculated as of the date of issuance of the Initial Notes.

Section 5.03.    Company May Consolidate, Etc., Only on Certain Terms. (a) Section 5.01 of the Base Indenture shall not apply to the Notes, and the following shall apply in lieu thereof. The Company shall not consolidate with or merge into another Person or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its Property to any other Person, unless:

(i)    (A) the Company is the continuing Person or (B) the successor formed from the consolidation or merger or the Person that received the transfer of or leases the Property (the “Continuing Entity”) is a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and expressly assumes, by an indenture supplemental to the Indenture, all of the Company’s obligations under the Notes and the Indenture;

(ii)    immediately after giving effect to such transaction, no Event of Default (as defined below) shall have occurred and be continuing; and

(iii)    the Company or the Continuing Entity delivers to the Trustee an Officer’s Certificate and an Opinion of Counsel, subject to customary qualifications and exceptions, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with this Section 5.03 and that all conditions precedent provided for in the Indenture relating to such transaction have been satisfied.

(b)    Upon satisfaction of the foregoing conditions, the Continuing Entity shall succeed to, and be substituted for, and may exercise every right and power of the Company under the Indenture and the Company will be released from all obligations and covenants under the Indenture and the Notes; provided that, in the case of a lease of all or substantially all of the Company’s assets, the Company will not be released from any of the obligations or covenants under the Indenture and the Notes.

(c)    Notwithstanding anything in this Section 5.03, any conveyance, transfer or lease of Property between or among the Company and its Subsidiaries will not be prohibited under the Indenture.

Section 5.04.    Events of Default. Section 6.01 of the Base Indenture shall not apply to the Notes. Each of the following events shall constitute an “Event of Default” with respect to a Series of Notes:

(a)    default in the payment of the principal of or premium (if any) on any Note of such Series when due and payable at its Stated Maturity, upon any optional or mandatory redemption or otherwise;

(b)    default in the payment of any interest upon any Note of such Series when it becomes due and payable (if the time of payment has not been extended or deferred), and continuance of such default for a period of 30 days;

(c)    default in the performance, or breach, of any covenant of the Company in the Indenture relating to the Notes of such Series (other than a covenant a default in whose performance or whose breach is elsewhere in this Section 5.04 specifically dealt with), and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, or overnight delivery service to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Notes of such Series a written notice specifying such default or breach and stating that such notice is a “Notice of Default” under the Indenture;

(d)    the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (ii) a decree or order adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable Federal or State law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of all or substantially all of its Property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 90 consecutive days; and

(e)    the commencement by the Company of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of all or substantially all of its Property, or the making by it of a general assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due.

Section 5.05.    Acceleration of Maturity; Rescission and Annulment. Section 6.02 of the Base Indenture shall not apply to the Notes, and the following shall apply in lieu thereof. If an Event of Default (other than an Event of Default pursuant to Section 5.04(d) or Section 5.04(e)) occurs and is continuing with respect to a Series of Notes, then the Trustee or the Holders of not less than 25% in aggregate principal amount of the outstanding Notes of such Series may, by a notice in writing to the Company (and to the Trustee if given by Holders), declare the principal amount of all such Notes, plus accrued and unpaid interest, if any, on such Notes to be due and payable immediately, and upon any such declaration such principal amount and accrued and unpaid interest shall become immediately due and payable. However, upon an Event of Default pursuant to Section 5.04(d) or Section 5.04(e), the principal amount of all outstanding Notes, plus accrued and unpaid interest, if any, on all outstanding Notes to the acceleration date, shall be due and payable immediately without any declaration or other act on the part of the Trustee or any Holder.

At any time after such a declaration of acceleration with respect to the Notes of a Series has been made but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in aggregate principal amount of the outstanding Notes of such Series, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if all Events of Default, other than the non-payment of the principal and interest, if any, of Notes which have become due solely as a result of such declaration of acceleration, have been cured or waived as provided in Section 6.04 of the Base Indenture. No such rescission shall affect any subsequent default or impair any right consequent thereon.

In case the Trustee shall have proceeded to enforce any right under the Indenture and such proceedings shall have been discontinued or been abandoned because of such rescission or annulment or for any other reason or shall have been determined adversely to the Trustee, then and in every such case the Company and the Trustee shall be restored respectively to their several positions and rights hereunder, and all rights, remedies and powers of the Company and the Trustee shall continue as though no such proceedings had been taken.

Section 5.06.    References in Base Indenture. With respect to the Notes, references to “Section 6.01(1),” “Section 6.01(2),” “Section 6.01(3),” “Section 6.01(4),” and “Section 6.01(5)” in the Base Indenture shall be deemed to refer to Section 5.04(c), Section 5.04(b), Section 5.04(c), Section 5.04(d), and Section 5.04(e) of this First Supplemental Indenture, respectively.

ARTICLE 6

MISCELLANEOUS

Section 6.01.    Confirmation of Indenture. The Base Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects ratified and confirmed, and the Base Indenture and this First Supplemental Indenture shall be read, taken and construed as one and the same instrument.

Section 6.02.    Counterparts. The parties hereto may sign one or more copies of this First Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

Section 6.03.    Governing Law. This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to the conflict of laws principles thereof).

Section 6.04.    Recitals by the Company. The recitals in this First Supplemental Indenture are made by the Company only and not by the Trustee, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture or of the Notes. The

Trustee shall not be accountable for the use or application by the Company of the Notes or the proceeds thereof. All of the provisions contained in the Base Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of the Notes and of this First Supplemental Indenture as fully and with like effect as if set forth herein in full.

[the remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first written above.

SALESFORCE.COM, INC., as Issuer

By:	/s/ Mark Hawkins
Name: Mark Hawkins
Title: President and Chief Financial Officer

[Signature Page to First Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Paula M. Oswald
Name: Paula M. Oswald
Title: Vice President

[Signature Page to First Supplemental Indenture]

EXHIBIT A-1

FORM OF NOTE

THIS GLOBAL SECURITY IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS SECURITY) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE HOLDERS OF BENEFICIAL INTERESTS HEREIN, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE ANY SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO THE INDENTURE, (II) THIS GLOBAL SECURITY MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06 OF THE BASE INDENTURE, (III) THIS GLOBAL SECURITY MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO THE INDENTURE AND (IV) THIS GLOBAL SECURITY MAY BE TRANSFERRED AS A WHOLE, BUT NOT IN PART, TO THE DEPOSITARY, ITS SUCCESSORS OR THEIR RESPECTIVE NOMINEES.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

SALESFORCE.COM, INC.

3.250% Senior Notes due 2023

No. [●]	CUSIP No.: 79466L AE4

ISIN No.: US79466LAE48

$[●]

SALESFORCE.COM, INC., a Delaware corporation (the “Company”), for value received promises to pay to CEDE & CO. or registered assigns the principal sum of [●] DOLLARS on April 11, 2023.

Interest Payment Dates: April 11 and October 11, commencing on October 11, 2018.

Regular Record Dates: March 26 and September 26.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed.

SALESFORCE.COM, INC., as Company

By:
Name:
Title:

[Global Note]

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

U.S. Bank National Association, Trustee, certifies that this is one of the Notes referred to in the Supplemental Indenture.

By:
Authorized Signatory

[Global Note]

(REVERSE OF NOTE)

SALESFORCE.COM, INC.

3.250% Senior Notes due 2023

salesforce.com, inc., a Delaware corporation (together with its successors and assigns, the “Company”), issued this Note under an Indenture dated as of April 11, 2018 (as amended, modified or supplemented from time to time in accordance therewith, the “Base Indenture”), as supplemented by the First Supplemental Indenture dated as of April 11, 2018 (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”), by and among the Company and U.S. Bank National Association, as trustee (in such capacity, the “Trustee”), to which reference is hereby made for a statement of the respective rights, obligations, duties and immunities thereunder of the Company, the Trustee and the Holders and of the terms upon which this Note is authorized and delivered. All terms used in this Note that are defined in the Indenture shall have the meanings assigned to them therein. If any terms of this Note conflicts with the terms of the Indenture, the terms of the Indenture shall govern and control.

1.    Interest. The Company promises to pay interest on the principal amount of this Note at the rate of 3.250% per annum. The Company will pay interest semiannually on April 11 and October 11 of each year (each, an “Interest Payment Date”), commencing October 11, 2018, until the principal is paid or made available for payment. Interest on this Note will accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid, from the date of issuance to, but excluding, the applicable Interest Payment Date or Stated Maturity of the principal of the Note, as the case may be. Interest will be computed on the basis of a 360-day year of twelve 30-day months. If any Interest Payment Date, Stated Maturity or other payment date with respect to the Notes is not a Business Day, the required payment of principal, premium, if any, or interest will be due on the next succeeding Business Day as if made on the date that such payment was due, and no interest will accrue on that payment for the period from and after that Interest Payment Date, Stated Maturity or other payment date, as the case may be, to the date of that payment on the next succeeding Business Day.

2.     Method of Payment. The Company will pay interest on this Note (except defaulted interest, if any, which will be paid on a special payment date to Holders of record on such special record date as may be fixed by the Company in accordance with Section 2.11 of the Base Indenture) to the persons who are registered Holder of this Note at the close of business on the Regular Record Date immediately preceding the relevant Interest Payment Date. The Company will pay principal and interest in money of the United States of America that at the time of payment is legal tender for payment of public and private debts, at the office or agency of the Company maintained for that purpose in accordance with the Indenture.

3.    Paying Agent. Initially, the Trustee will act as Paying Agent and Registrar. The Company may have one or more co-Registrars and one or more additional paying agents. The Company may at any time rescind the designation of any Registrar or Paying Agent or approve a change through which the Registrar or Paying Agent acts.

4.    Indenture; Copies. The terms of this Note include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (“TIA”) as in effect on the date the Indenture is qualified. This Note is subject to all such terms, and Holders are referred to the Indenture and TIA for a statement of such terms. This Note is an unsecured, unsubordinated obligation of the Company and constitutes a Note in the series designated on the face hereof as the “3.250% Senior Notes due 2023”, initially limited to $1,000,000,000 in aggregate principal amount. The Company will furnish to any Holder upon written request and without charge a copy of the Base Indenture and the Supplemental Indenture. Requests may be made to: salesforce.com, inc., The Landmark @ One Market, Suite 300, San Francisco, California 94105, Attention: Chief Financial Officer.

5.    Optional Redemption. This Note shall be redeemable at the option of the Company in accordance with Section 4.02 of the Supplemental Indenture.

6.    Special Mandatory Redemption. The Company will be required to redeem this Note as and to the extent set forth in (and only in the circumstances described in) Section 4.03 of the Supplemental Indenture.

7.     Offer to Repurchase Upon Change of Control Repurchase Event. The Company will be required to make a Change of Control Offer as and to the extent set forth in (and only in the circumstances described in) Section 4.04 of the Supplemental Indenture.

8.    Persons Deemed Owners. The registered Holder of this Note shall be treated as the owner of it for all purposes.

9.    Unclaimed Money. All amounts of principal of and premium, if any, and interest on this Note paid by the Company to the Trustee or Paying Agent that remain unclaimed for two years will be repaid to the Company, and the Holder of this Note will thereafter look solely to the Company for payment unless applicable abandoned property law designates another Person.

10.    Amendment, Supplement, Waiver. The Indenture or this Note may be amended or supplemented in accordance with the terms of the Indenture.

11.     Successor Person. When a successor Person assumes all of the obligations of its predecessor under the Note and the Indenture, the predecessor Person will be released from those obligations.

12.    No Recourse Against Others. A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Note or the Indenture or for any claim based on, in respect of or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Note.

13.    Discharge of Indenture. The Indenture contains certain provisions pertaining to defeasance and discharge, which provisions shall for all purposes have the same effect as if set forth herein.

14.    Authentication. This Note shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the other side of this Note.

15.    Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= custodian), and U/G/M/A (= Uniform Gift to Minors Act).

16.    Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

17.    CUSIP and ISIN Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP and ISIN numbers to be printed on this Note and has directed the Trustee to use CUSIP and ISIN numbers in notices of repurchase as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on this Note or as contained in any notice of repurchase, and reliance may be placed only on the other identification numbers placed thereon.

EXHIBIT A-2

FORM OF NOTE

THIS GLOBAL SECURITY IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS SECURITY) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE HOLDERS OF BENEFICIAL INTERESTS HEREIN, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE ANY SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO THE INDENTURE, (II) THIS GLOBAL SECURITY MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06 OF THE BASE INDENTURE, (III) THIS GLOBAL SECURITY MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO THE INDENTURE AND (IV) THIS GLOBAL SECURITY MAY BE TRANSFERRED AS A WHOLE, BUT NOT IN PART, TO THE DEPOSITARY, ITS SUCCESSORS OR THEIR RESPECTIVE NOMINEES.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

SALESFORCE.COM, INC.

3.700% Senior Notes due 2028

No. [●]	CUSIP No.: 79466L AF1

ISIN No.: US79466LAF13

$[●]

SALESFORCE.COM, INC., a Delaware corporation (the “Company”), for value received promises to pay to CEDE & CO. or registered assigns the principal sum of [●] DOLLARS on April 11, 2028.

Interest Payment Dates: April 11 and October 11, commencing on October 11, 2018.

Regular Record Dates: March 26 and September 26.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed.

SALESFORCE.COM, INC., as Company

By:
Name:
Title:

[Global Note]

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

U.S. Bank National Association, Trustee, certifies that this is one of the Notes referred to in the Supplemental Indenture.

By:
Authorized Signatory

[Global Note]

(REVERSE OF NOTE)

SALESFORCE.COM, INC.

3.700% Senior Notes due 2028

salesforce.com, inc., a Delaware corporation (together with its successors and assigns, the “Company”), issued this Note under an Indenture dated as of April 11, 2018 (as amended, modified or supplemented from time to time in accordance therewith, the “Base Indenture”), as supplemented by the First Supplemental Indenture dated as of April 11, 2018 (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”), by and among the Company and U.S. Bank National Association, as trustee (in such capacity, the “Trustee”), to which reference is hereby made for a statement of the respective rights, obligations, duties and immunities thereunder of the Company, the Trustee and the Holders and of the terms upon which this Note is authorized and delivered. All terms used in this Note that are defined in the Indenture shall have the meanings assigned to them therein. If any terms of this Note conflicts with the terms of the Indenture, the terms of the Indenture shall govern and control.

1.    Interest. The Company promises to pay interest on the principal amount of this Note at the rate of 3.700% per annum. The Company will pay interest semiannually on April 11 and October 11 of each year (each, an “Interest Payment Date”), commencing October 11, 2018, until the principal is paid or made available for payment. Interest on this Note will accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid, from the date of issuance to, but excluding, the applicable Interest Payment Date or Stated Maturity of the principal of the Note, as the case may be. Interest will be computed on the basis of a 360-day year of twelve 30-day months. If any Interest Payment Date, Stated Maturity or other payment date with respect to the Notes is not a Business Day, the required payment of principal, premium, if any, or interest will be due on the next succeeding Business Day as if made on the date that such payment was due, and no interest will accrue on that payment for the period from and after that Interest Payment Date, Stated Maturity or other payment date, as the case may be, to the date of that payment on the next succeeding Business Day.

2.     Method of Payment. The Company will pay interest on this Note (except defaulted interest, if any, which will be paid on a special payment date to Holders of record on such special record date as may be fixed by the Company in accordance with Section 2.11 of the Base Indenture) to the persons who are registered Holder of this Note at the close of business on the Regular Record Date immediately preceding the relevant Interest Payment Date. The Company will pay principal and interest in money of the United States of America that at the time of payment is legal tender for payment of public and private debts, at the office or agency of the Company maintained for that purpose in accordance with the Indenture.

3.    Paying Agent. Initially, the Trustee will act as Paying Agent and Registrar. The Company may have one or more co-Registrars and one or more additional paying agents. The Company may at any time rescind the designation of any Registrar or Paying Agent or approve a change through which the Registrar or Paying Agent acts.

4.    Indenture; Copies. The terms of this Note include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (“TIA”) as in effect on the date the Indenture is qualified. This Note is subject to all such terms, and Holders are referred to the Indenture and TIA for a statement of such terms. This Note is an unsecured, unsubordinated obligation of the Company and constitutes a Note in the series designated on the face hereof as the “3.700% Senior Notes due 2028”, initially limited to $1,500,000,000 in aggregate principal amount. The Company will furnish to any Holder upon written request and without charge a copy of the Base Indenture and the Supplemental Indenture. Requests may be made to: salesforce.com, inc., The Landmark @ One Market, Suite 300, San Francisco, California 94105, Attention: Chief Financial Officer.

5.    Optional Redemption. This Note shall be redeemable at the option of the Company in accordance with Section 4.02 of the Supplemental Indenture.

6.    [Reserved]

7.     Offer to Repurchase Upon Change of Control Repurchase Event. The Company will be required to make a Change of Control Offer as and to the extent set forth in (and only in the circumstances described in) Section 4.04 of the Supplemental Indenture.

8.    Persons Deemed Owners. The registered Holder of this Note shall be treated as the owner of it for all purposes.

9.    Unclaimed Money. All amounts of principal of and premium, if any, and interest on this Note paid by the Company to the Trustee or Paying Agent that remain unclaimed for two years will be repaid to the Company, and the Holder of this Note will thereafter look solely to the Company for payment unless applicable abandoned property law designates another Person.

10.    Amendment, Supplement, Waiver. The Indenture or this Note may be amended or supplemented in accordance with the terms of the Indenture.

11.     Successor Person. When a successor Person assumes all of the obligations of its predecessor under the Note and the Indenture, the predecessor Person will be released from those obligations.

12.    No Recourse Against Others. A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Note or the Indenture or for any claim based on, in respect of or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Note.

13.    Discharge of Indenture. The Indenture contains certain provisions pertaining to defeasance and discharge, which provisions shall for all purposes have the same effect as if set forth herein.

14.    Authentication. This Note shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the other side of this Note.

15.    Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= custodian), and U/G/M/A (= Uniform Gift to Minors Act).

16.    Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

17.    CUSIP and ISIN Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP and ISIN numbers to be printed on this Note and has directed the Trustee to use CUSIP and ISIN numbers in notices of repurchase as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on this Note or as contained in any notice of repurchase, and reliance may be placed only on the other identification numbers placed thereon.